Patton Boggs LLP
                        1660 Lincoln Street, Suite 1900
                                Denver, CO 80264
                                 (303) 830-1776


                                December 19, 2000


PYR Energy Corporation
1675 Broadway, Suite 1150
Denver, CO 80202

Gentlemen and Ladies:

     We have acted as counsel for PYR Energy Corporation, a Delaware corporation (the "Company"), in connection with Amendment No. 1 to the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, regarding the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (1) shares of common stock, par value $.001 per share, of the Company (the "Common Stock"),
(2) shares of preferred stock, par value $.001 per share, of the Company, in one or more series which may be issued in the form of depositary shares evidenced by depositary receipts (the "Preferred Stock"), and (3) warrants for the purchase of Common Stock, Preferred Stock or any combination of those securities ("Warrants"). The aggregate initial offering prices of the Preferred Stock, Common Stock and Warrants offered by the Company thereby (the "Securities") will not exceed $75,000,000 or, if applicable, the equivalent thereof in any other currency or currency unit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the Prospectus contained in the Registration Statement to which this opinion is being filed as an exhibit.

     We have examined the Company's Certificate Of Incorporation, its Bylaws, and the record of its corporate proceedings with respect to the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendment thereto (including post-effective amendments), will have become effective under the Securities Act, (ii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission in accordance with applicable federal securities laws describing any Securities offered thereby, (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable Prospectus Supplement, (iv) at the time of any offering or sale of any shares of Common Stock or Preferred Stock, that the Company will have such number of shares of Common Stock or Preferred Stock, as set forth in such offering or sale, authorized, established (if applicable) and available for issuance, (v) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and (viii) Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, established (if appropriate) and reserved for issuance upon such conversion, exchange or exercise (if appropriate).

     Based upon the foregoing assumptions, examination and review, we are of the opinion that:

(i) When (a) the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to approve the issuance and sale of any shares of Common Stock or of any series of Preferred Stock, and (b) such shares have been issued and sold as contemplated in the Registration Statement, all such shares will be duly authorized, validly issued, fully paid and nonassessable.

(ii) When (a) the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to approve the issuance and sale of any Warrants, (b) the terms of such Warrants and of their issuance and sale have been duly established in conformity with the applicable warrant agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company, and (c) such Warrants have been duly executed and authenticated in accordance with the applicable warrant agreement and issued and sold as contemplated in the Registration Statement, (1) such Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and to general equitable principles, and (2) any shares of Common Stock or Preferred Stock issued upon exercise of any such Warrant will, subject to the qualifications set forth in paragraph (i) above being met, be duly authorized, validly issued, fully paid and nonassessable.

     The foregoing opinions are limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware.

     We hereby consent to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering and to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                                     Very truly yours,

                                                     /s/ PATTON BOGGS LLP

                                                     PATTON BOGGS LLP